SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                  FORM 8-K


                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                              February 21, 1997

                    KANSAS CITY SOUTHERN INDUSTRIES, INC.
              (Exact name of company as specified in its charter)

         DELAWARE                    1-4717                 44-0663509
(State or other jurisdiction    (Commission file           (IRS Employer
      of incorporation)              number)           Identification Number)

              114 West 11th Street, Kansas City, Missouri 64105
             (Address of principal executive offices) (Zip Code)

               Company's telephone number, including area code:
                               (816) 983 - 1303

                                Not Applicable
         (Former name or former address if changed since last report)










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Item 5.  Other Events

On January 31, 1997, Kansas City Southern Industries, Inc. ("Company" or "KCSI") and Transportacion Maritima Mexicana, S.A. de C.V. ("TMM"), together with their joint venture company, Transportacion Ferroviaria Mexicana S. de R.L. de C.V. ("TFM"), announced that TFM had entered into an agreement with the Government of Mexico ("Government") to purchase the concession to operate the portion of the Mexican national rail system known as Ferrocarril del Noreste, S.A. de C.V. ("Northeast Railway"). TFM was originally organized in June 1996 for the purpose of evaluating and potentially acquiring one or more of the concessions to operate portions of the Mexican railroad system that might be offered by the Mexican government in connection with its decision to privatize that system. TFM successfully bid 11.072 billion Pesos (approximately $1.4 billion U.S.) to acquire the Northeast Railway concession. The concession is for a 50 year term, with the option of a 50 year extension (subject to certain conditions).

TFM deposited $560 million U.S. with the Government as the initial installment under the agreement to purchase the concession (representing approximately 40% of the concession price). Accordingly, the Government has transferred to TFM 32% of the stock of The Northeast Railway and deposited an additional 48% of the stock in trust pending receipt of the final installment of the concession price from TFM. The remaining 20% of the Northeast Railway will be retained by the Government. The Government has the option of selling its 20% interest through a public offering, or selling it to TFM after March 31, 2003 (as set forth in the letter of intent for financing) at the share price paid by TFM plus an interest factor as outlined in the concession agreement. In the event that TFM does not purchase the Government's 20% interest, TMM and KCSI are obligated to purchase the interest in proportion to their ownership interest in TFM. The remaining portion of the concession purchase price is expected to be paid when TFM gains operational control of the Northeast Railway, but in no case later than July 16, 1997. The Company contributed (through an indirect wholly-owned subsidiary) its portion of the initial installment (approximately $277 million U.S.) to TFM using borrowings under the Company's existing lines of credit.

TFM entered into a letter of intent with a financing institution to finance the majority of the remaining amount of the concession purchase price through a combination of a senior bank facility, a high yield note offering, and (if needed) a high yield bridge loan facility. Together, the facilities are expected to make available to TFM approximately $875 million. The terms of the letter of intent include a possible capital call of $150 million from TMM and the Company if certain performance benchmarks, to be agreed upon, are not met. The Company would be responsible for approximately $74 million of the capital call.

In an associated transaction, TMM and KCSI announced a letter of intent to sell approximately 24.5% of TFM to the Government as part of the overall financing plan for the Northeast Railway. The Government's interest would be non-voting, and the letter of intent includes a call option for TMM and the Company, which could be exercised based on a formula to be outlined in the agreement. The proceeds from the Government will be used to finance the remaining portion of the concession purchase price.

Once the sale transaction with the Government is finalized, the Company's interest in TFM would be reduced from 49% to approximately 37% (with TMM and a TMM affiliate owning the remaining 38.5%), and the Company would account for its investment in TFM under the equity method.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Kansas City Southern Industries, Inc.


Date: February 21, 1997             By:      /s/ Louis G. Van Horn
                                               Louis G. Van Horn
                                        Vice President and Comptroller
                                        (Principal Accounting Officer)